Federated

■WORLD-CLASS INVESTMENT MANAGER

DEALER AGREEMENT

This Agreement is entered into between the registered broker/dealer executing this Agreement ("Dealer") and Federated Securities Corp. ("FSC"), as distributor for the Funds subject to this Agreement, pursuant to Distributor's Contracts between FSC and each Fund. Unless otherwise defined, Section 19 of this Agreement sets forth the definitions for capitalized terms used in this Agreement.

1. AGREEMENT FOR SALES OF FUND SHARES

(a) FSC, as agent for the Funds, hereby offers to sell Shares of the Funds to Dealer, for the account of Dealer's customers, upon the following terms and conditions:

(i) Unless otherwise agreed in writing by the parties, Dealer agrees to comply with reasonable instructions provided by FSC or a Fund from time to time ("Instructions") with respect to establishing accounts and processing purchase orders.

(ii) FSC and each Fund reserves the right to reject, in its sole discretion, any purchase order for a Fund's Shares. Unless otherwise instructed by Dealer, FSC agrees to confirm to Dealer in writing (or by electronic or other reasonable means) a Fund's acceptance of any purchase order.

(iii) Share purchase orders shall be executed at the public offering price per share next calculated after the order is received subject to any sales charges or other conditions disclosed in the applicable Prospectus.

(b) Dealer shall settle purchase order transactions in accordance with the applicable Prospectus.

(c) With respect to those Shares subject to an initial sales load, Dealer shall be responsible for the determination of the applicable initial sales load. Dealer shall provide FSC with information regarding applicable breakpoints, reductions, waiver or variations of the initial sales load to each transaction and shall inform FSC whether settlement of a transaction will be net of the initial sales load,

(d) Upon FSC's request, Dealer shall provide or cause to be provided a report detailing the amount of any initial sales loads retained by Dealer.

(e) If a purchase order is not settled in accordance with this Section, FSC may without notice, cancel the sale and Dealer shall be responsible for any resulting loss FSC or the Funds sustains. Neither the Fund nor FSC shall have any responsibility (but otherwise reserves the right) to correct Dealer's assessment of an incorrect initial sales load.

(f) Dealer will deliver or cause to be delivered to each customer, at or prior to the time of any purchase of Shares, a copy of the Prospectus of such Shares.

2. SALES COMPENSATION

If FSC and a Fund accept a purchase order and Dealer settles the order by making payment for the Shares, Dealer will be entitled to receive the following:

(a) Initial Sales Loads. With respect to Shares subject to an initial sales load, such Fund will allow directly to Dealer the applicable percentage of the initial sales load from the amount paid by Dealer's customer. The initial sales loads for any Shares and the applicable percentages of the initial sales loads payable to Dealer for such Shares shall be set forth in the Prospectus and in Schedule 1 to this Agreement.

(b) Advance Commissions. With respect to Shares subject to a contingent deferred sales charge ("CDSC"), FSC will pay to Dealer the applicable percentage of any advance commission as set forth in the Prospectus and in Schedule I to this Agreement. In no event shall Dealer deduct the amount of any advance commission from the public offering price of the Shares that must be forwarded to the Fund. In order to receive advance commissions from FSC on Shares subject to a CDSC, Dealer must:

(i) open investor accounts with the Fund on a fully- disclosed basis; or

(ii) agree in writing to collect and remit the applicable CDSC in a manner acceptable to FSC and the Funds.

If at any time during the applicable CDSC holding period (as described in the Prospectus for such Shares), Dealer no longer satisfies the requirements set forth above (whether by transfer of record ownership or otherwise), Dealer agrees to pay to FSC the amount of CDSC that would have been payable upon the redemption of such Shares.

(c) Asset Based Sales Charges. With respect to those Shares listed in Schedule 1 as providing for distribution (Rule 12b-l) fees, FSC, as agent for the Fund issuing such Shares, will pay distribution fees to Dealer equal to the percentage of average net assets set forth in Schedule 1 to this Agreement.

3. EXCHANGE AND REDEMPTION ORDERS

(a) Unless otherwise agreed by the parties, Dealer agrees to comply with Instructions with respect to processing exchange and redemption orders.

(b) Exchange and redemption orders shall be executed at the net asset value next calculated after the order is received, subject to any CDSC, redemption fee or other conditions disclosed in the applicable Prospectus.

(c) Dealer agrees to collect or cause to be collected all applicable redemption fees as described in the Prospectus on all accounts opened with the Fund on an omnibus basis, and promptly remit such fees to FSC. FSC shall collect all applicable redemption fees on accounts opened with the Fund on a fully-disclosed basis, unless otherwise notified in writing by Dealer that Dealer will assume such obligation.

(d) FSC and each Fund reserves the right to reject any exchange order for Shares if permitted by the Prospectus. FSC agrees to confirm to Dealer in writing (or by electronic or other reasonable means) the Fund's acceptance of any exchange order.

(e) At the reasonable request by FSC, Dealer agrees to take such actions as may be appropriate to give effect to (i) any conversion of Shares as required by the Prospectus; (ii) any election by a Fund to redeem Shares as permitted by the Prospectus; or (iii) to collect and remit to the Fund any CDSC or redemption fee incorrectly paid to Dealer or its customer.

4. OTHER DUTIES

(a) Compliance with Laws. In performing their respective obligations under this Agreement, Dealer and FSC shall each comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, the NASD's Conduct Rules and all other federal and state laws, rules and regulations governing the sale and ownership of Shares.

(b) Delivery of Disclosure Documents. Upon request by a customer or Shareholder, Dealer will send a copy of the current Prospectus for any Shares (including the SAI if expressly requested) and periodic reports for any Fund ("Disclosure Documents") to the customer or Shareholder within three business days of such request.

(c) Taxpayer Identification Numbers. Dealer agrees to provide or cause to be provided all necessary information to comply properly with all federal, state and local reporting and backup withholding requirements for its customer account including, without limitation, those requirements that apply by treating Shares as readily tradable instruments. Dealer represents and agrees that all Taxpayer Identification Numbers ("TINS") provided are certified, and that no account which requires a certified TIN will be established without such certified TIN.

(d) Suspension of Sales Efforts. Upon notice of any Fund's election to suspend sales of its Shares, Dealer agrees to suspend all sales efforts regarding such Shares until otherwise notified by FSC.

(e) Personal Services and Account Maintenance. Dealer agrees to respond to the reasonable inquiries and requests of any customer that is a Shareholder relating to their investment in a Fund, and to take such actions as such customer may reasonably request to maintain the customer's account with a Fund,

(f) Statements and Confirmations. Dealer shall provide all

legally required account statements and confirmations to
underlying beneficial owners on all accounts opened with the Fund on an omnibus basis. Except as otherwise provided in this subsection, FSC shall provide all legally required account statements and confirmations on all accounts opened with the Fund on a fully-disclosed basis. FSC agrees to comply with written instructions (including e-mails) provided by Dealer to suppress account statements and confirmations on fully- disclosed accounts, provided any such instruction shall be deemed an undertaking by Dealer to provide any legally required account statements and confirmations on the account.

(g) Anti-Money Laundering and Customer Identification. The parties acknowledge that the SEC and the United States Treasury Department have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "AML-CIP Regulations"), specifically requiring certain financial institutions, including FSC and Dealer, to establish a written anti-money laundering and customer identification program (an "AML-CIP Program");

(i) FSC and Dealer each represent, warrant and certify that they have established, and covenant that at all times during the existence of this Agreement they will maintain, an AML-C11 Program in compliance with the AML-CIP Regulations.

(ii) Dealer covenants that it will perform all activities, including the establishment and verification of customer identities as required by the AML-CIP Regulations and/or its Program, with respect to all customers on whose behalf Dealer maintains a direct account with the Funds.

(iii) FSC and Dealer agree that (A) accounts in the Funds held in the name of, or beneficially owned by, Dealer's customers shall be accounts of the Dealer for all purposes under Dealer's Program and that (B) Dealer's customers will be customers of Dealer for all purposes under Dealer's AML-CIP Program.

5.	SERVICE FEES

With respect to those Shares listed in Schedule 1 as providing for service fees, FSC, as agent for the Fund issuing such Shares, will pay a service fee to Dealer equal to the percentage of average net assets set forth in the Prospectus and in Schedule 1 to this Agreement.

6.	PAYMENT OF SALES COMPENSATION AND SERVICE FEES

(a) FSC and the Funds shall pay any amounts owed under this Agreement in accordance with their regular payment schedules and in no event less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there will be an appropriate proration of all payments, on the basis of the number of days that this Agreement is in effect during the quarter.

(b) In connection with such payments, FSC and the Funds may provide a statement setting forth the calculation of amounts paid to Dealer. Absent manifest error, any such calculations will be final unless either party objects thereto within sixty (60) days of the date of the statement.

(c) With respect to clearing arrangements, if Dealer is an "Introducing Firm", Dealer acknowledges and agrees that any compensation to which Dealer may be entitled to pursuant to this Agreement will be paid by FSC to the Clearing Firm that listed as the Dealer of Record on the account with the Fund.

(d) Nothing in this Agreement shall obligate any Fund to pay compensation to Dealer in excess of the limits established by the NASD or in violation of a Fund's distribution plan established in accordance with Rule 12b-1 under the 1940 Act. FSC shall provide quarterly reports to each Fund's Board detailing the amounts expended pursuant to the Rule 126-1 Plans and the purposes for which such expenditures were made, Dealer agrees to provide FSC with such other information as shall reasonably be requested by the Board with respect to the Asset Based Sales Charges paid to Dealer. Dealer hereby waives its right to receive Asset Based Sales Charges to the extent not paid by the Fund.

(e) If Shares sold under this Agreement are tendered for redemption within seven (7) business days after FSC's confirmation of the original purchase order, Dealer will, with respect to such Shares, (i) promptly refund to FSC the full amount of any compensation retained or paid under this Agreement; and (ii) forfeit the right to receive any compensation not yet paid.

(f) Dealer will perform all of its obligations and duties under this Agreement at its own expense.

7. REPRESENTATIONS

(a) Each party represents and warrants to the other party that:

(i) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance.

(ii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(iii) Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(iv) Compliance with Laws. It will comply with all applicable provisions of the 1940 Act, the 1933 Act, the 1934 Act, the NASD's Conduct Rules and all other federal and state laws, rules and regulations governing the sale and ownership of Shares and will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Agreement.

(v) Status. It is: (A) registered with the SEC as a broker/dealer in compliance with the 1934 Act, (B) a member in good standing of the NASD, and (C) registered and licensed as a broker/dealer in each state in which such registration or license is necessary to conduct its business.

(b) Dealer further represents and warrants to FSC that:

(i) Representatives. Any representative of Dealer that offers or sells Shares is duly registered and licensed with the NASD and with the appropriate securities authorities in all states in which the representative's activities make such registration and licensing necessary,

(ii) Authorization for Transactions. Each transaction with a Fund initiated by Dealer under this Agreement has been authorized by Dealer's customer prior to initiation and is solely for the account of such customer.

(iii) Disruptive Activities. (A) Dealer shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy FSC or the Funds reasonably deem to be harmful to Shareholders or potentially disruptive to the management of the Funds, as communicated to Dealer by FSC in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund's Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs. Dealer, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring "market timers." Such policies and procedures shall provide for Dealer's ongoing review of its customers' account activity and prescribe effective actions to deter or detect and stop disruptive activities. In addition, Dealer shall not knowingly permit any customer to invest in any of the Funds if that customer has been identified to Dealer as a "market timer" by another fund company; (B) With respect to Shares held by Dealer on an omnibus basis with the Funds, Dealer shall upon FSC's request, promptly provide the Taxpayer Identification Number of each shareholder that purchased, redeemed, transferred or exchanged shares of a Fund and the amount and dates of such shareholder purchases, redemptions, transfers and exchanges and Dealer representative name and branch location connected with such purchases, redemptions, transfers and exchanges; and (C) Dealer shall follow FSC's instructions to restrict or prohibit further purchases or exchanges of Shares by a shareholder that has been identified by FSC as having engaged in transactions of Shares (whether directly or through Dealer) that violate the policies and procedures of the Funds as disclosed in each Fund's Prospectus or that are deemed disruptive to the Funds as determined by FSC in its sole discretion.
(iv) Internal Controls. Dealer will forward for processing on each day only those purchase and redemption orders received by Dealer prior to the daily cut-off times disclosed in each Fund's prospectus. Dealer has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the daily cut-off times disclosed in each Fund's Prospectus, from purchase and redemption orders received after the daily cut-off times disclosed in each Fund's prospectus as and to the extent required by the 1940 Act.

(c) The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

8. DISCLOSURE DOCUMENTS AND SALES LITERATURE

(a) FSC will furnish to Dealer such number of copies of the Disclosure Documents of a Fund as required to fulfill Dealer's obligations herein, In addition, FSC will furnish such number of copies of available promotional materials and sales literature as Dealer may reasonably request, Dealer will follow FSC's written instructions regarding the use of any such sales literature. Dealer will not prepare any written communications (other than individual correspondence with a customer or as required by law) that refer to the Funds or FSC in any manner, unless Dealer has obtained FSC's prior written approval.

(b) In recommending and selling Shares, Dealer shall rely solely on the representations contained in the Disclosure Documents and authorized promotional materials and sales literature, and neither Dealer nor any of its representatives will make any representations concerning Shares except as contained therein.

9. USE OF ELECTRONIC MEANS TO PERFORM CERTAIN DUTIES AND RECEIVE DOCUMENTS

(a) The Parties may agree from time to time to set appropriate security procedures and to perform electronically certain of their obligations under this Agreement, including without limitation the posting of updates to Schedule 1, the delivery of Disclosure Documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications.

(b) Where Dealer (i) has obtained the informed consent of the underlying beneficial owner of an account in the Funds, and (ii) is the record owner of such account in the Funds, Dealer hereby consents to the electronic delivery, via FSC's website ("Website"), of all Disclosure Documents. Dealer acknowledges that FSC utilizes portable document format ("PDF") files for Disclosure Documents on the Website, and that Dealer might incur costs in connection with the delivery of Disclosure Documents (e.g. on-line time). If Dealer does not already have access to the Adobe Acrobat Reader software necessary to view PDF files of Disclosure Documents on the Website, Dealer acknowledges that such software can be obtained for free through the Help tab on the Website, Dealer further acknowledges that notice of updates to the Disclosure

Documents shall be provided by FSC, as appropriate, on the account statement that is regularly provided to Dealer.

(c) Dealer acknowledges and agrees that FSC (i) offers the Website solely as a convenience on an "as is" and "as available" basis; (ii) may discontinue the Website's availability at any time; and (iii) disclaims all express and implied warranties regarding the Website, including without limitation any warranty of merchantability, fitness for a particular purpose, or arising from course of dealing or performance. Dealer further acknowledges and agrees that in no event shall FSC, any Fund, or any of their affiliates or employees be liable (in contract, tort, or otherwise) to Dealer, its registered representatives, or third parties for (i) Dealer's use or non-use of the Website and any data or information in connection therewith; (ii) any delay, malfunction, or lack of security associated with, or caused by, the Website; or (iii) acts or omissions of third parties, including without limitation any entity which has licensed software or systems to FSC or any of its affiliates in connection with the Website, Except as strictly necessary pursuant to this Agreement, Dealer shall not make or permit any disclosure or use of the Website or any related documentation or information without FSC's prior written consent. Dealer agrees to provide such security necessary to prevent any unauthorized use of the Website. The provisions of this paragraph shall survive the termination of this Agreement.

(d) As a condition to using the Website, Dealer shall complete and regularly update, or cause the same, all such applications, authorizations, and other documents that may be required from time to time by FSC and any entity that has licensed software or systems to FSC in connection with the Website. In addition, Dealer shall immediately notify FSC if any password issued to Dealer in connection herewith is or may be jeopardized,

(e) Dealer agrees to provide such security as is necessary to prevent any unauthorized use of the Funds' recordkeeping system, accessed via any computer hardware or software provided to Dealer by FSC. Dealer represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system's ability to perform the expected functions or inhibit Dealer's ability to provide the expected services.

10. INDEMNIFICATION

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of FSC or the Funds, and their respective officers, directors, or employees (each a "Distributor Indemnified Party"), Dealer agrees to indemnify each Distributor Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Distributor Indemnified Party may incur arising from, related to or otherwise connected with: (i) any breach by Dealer of any provision of this Agreement; or (ii) any actions or omissions of any Distributor Indemnified Party in reliance upon any oral, written or electronically transmitted instructions believed to be genuine and have been given to any of them by Dealer or its representatives. In no event shall Dealer be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Dealer and its officers, directors, representatives or employees (each a "Dealer Indemnified Party"), FSC agrees to indemnify each Dealer Indemnified Party against any and all claims, demands, liabilities and reasonable expenses (including attorneys' fees) which any Dealer Indemnified Party may incur arising from, related to or otherwise connected with; (i) any breach by FSC of any provision of this Agreement; or (ii), to the extent that FSC is entitled to indemnification from any Fund, any alleged untrue statement of a material fact contained in any Fund's Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event shall FSC be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (i) and (ii) above.

(c) The parties' agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification ("Claimant") giving notice to the party required to provide indemnification ("Indemnifier") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant shall permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indernnifier's counsel that is conducting the defense of such claim or litigation shall be approved by the Claimant (which approval shall not be unreasonably withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) shall not relieve the Indemnifier from any liability other than its indemnity obligation under this Paragraph. No Indemnifier, in the defense of any such claim or litigation, shall, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

(d) The provisions of this Section shall survive the termination of this Agreement.

11. PRIVACY POLICY

(a) The parties acknowledge that:

(i) the SEC has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

(ii) Regulation S-P permits financial dealers, such as Dealer and FSC, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers"
(as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15); and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13);

(iii) Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Dealer and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Dealer disclosed the information (17 CFR § 248.13);

(iv) NPI of Dealer's consumers and customers that have no independent customer relationship with FSC may be disclosed to FSC during the term of the Agreement ("Dealer Customer NPI");

(v) certain consumers and customers of Dealer may also be consumers and customers of FSC as fully-disclosed shareholders of Federated mutual funds ("Joint Customer"); and

(vi) NPI of Joint Customers may be disclosed and exchanged during the term of this Agreement ("Joint Customer NPI").

(b) Each party hereby covenants that any Joint Customer NPI which a party receives from the other party will be subject to the following limitations and restrictions:

(i) Each party may redisclose Joint Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

(ii) Each party may redisclose and use Joint Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law.

(c) FSC covenants that:

(i) FSC may redisclose Dealer Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on FSC under this Agreement; and

(ii) FSC may redisclose and use Dealer Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Agreement and to third-party service providers as permitted under Regulation S-P.

(d) Each party represents and warrants that, in accordance

with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

(i) Insure the security and confidentiality of records and customers' NPI;

(ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and NPI; and

(iii) Protect against unauthorized access or use of such customer records or NPI that could result in substantial harm or inconvenience to any customer.

(e) The provisions of this Section shall survive the termination of the Agreement.

12. NOTICES

(a) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement shall be in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by fax or e-mail (with a confirming copy by mail).

(b) Unless otherwise notified in writing, all notices to FSC shall be given or sent to:

Federated Securities Corp.

Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779 Attention: Secretary

(c) Unless otherwise notified in writing, all notices to Dealer shall be given or sent to it at its address shown on the signature page to this Agreement.

13. NO THIRD-PARTY RIGHTS

Except with respect to Section 10 "Indemnification", this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement (including the Funds). Nothing expressed or referred to in this Agreement will be construed to give anyone other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in Section 6(c) (clearing arrangements), in no event shall FSC or any Fund be obligated to make any payment under this Agreement to any person other than Dealer.

14. NON-EXCLUSIVITY

ESC acknowledges and agrees that Dealer may enter into agreements similar to this Agreement with other mutual funds and distributors. Dealer acknowledges and agrees that FSC and the Funds may enter into agreements similar to this Agreement with other broker/dealers for sales and services of Fund Shares.

15. FORCE MAJEURE

If either Party is unable to carry out any of its obligations under this Agreement because of conditions beyond its

reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences ("Force Majeure"), this Agreement will remain in effect and the non-performing party's obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(i) the non-performing party gives the other party prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(iv) the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

16. AMENDMENT

(a) Except as provided below, this Agreement may be amended only by a writing signed by both parties.

(b) Any additional compensation paid by FSC to Dealer must be set forth in a written addendum expressly referring to this Agreement and signed by FSC.

(c) FSC may amend Schedule 1 from time to time by posting the amended Schedule on FSC's website. Any such amendment shall be effective as of the date indicated on the amended Schedule 1.

17. TERM

(a) This Agreement will become effective in this form as of the date executed by FSC. This Agreement shall continue in effect for a period of more than one year from its effective date so long as such continuance of the form of this Agreement is specifically approved by the Funds' Board at least annually in a manner prescribed in Rule 12b-1 of the 1940 Act. If the Agreement is not so approved, FSC shall terminate the Agreement in accordance with (b)(i) below.

(b) This Agreement may be terminated as follows:

(i) at any time, without the payment of any penalty, by Dealer or by FSC (on its own behalf or on behalf of any Fund) upon written notice to the other party.

(ii) immediately upon (A) the assignment (as defined in the 1940 Act) of the Agreement by either party; (B) Dealer's suspension or expulsion from the NASD; or (C) Dealer's withdrawal or deregistration as a broker/dealer under the 1934 Act.

(c) The termination of this Agreement with respect to any one class of Shares or Fund will not cause the Agreement's termination with respect to any other class of Shares or Fund.

(d) Dealer agrees to notify FSC immediately of any of the events described in Paragraph (b)(ii) of this Section. Dealer shall be obligated to return any payments made to it by FSC for the period following any such event.

18. MISCELLANEOUS

(a) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Schedules and any Instructions) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b) Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Dealer or its representatives to act as agent on behalf of FSC or the Funds.

(c) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

(d) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement will remain, in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) This Agreement will be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

19. DEFINITION OF TERMS

(a) "1933 Act" means the Securities Act of 1933, "1934 Act" means the Securities Exchange Act of 1934, and "1940 Act" means the Investment Company Act of 1940, in each case as amended and in effect at the relevant time.

(b) "Fund" means those investment companies registered under the 1940 Act and, in the case of a "series company" as defined in Rule 18f-2(a) under the 1940 Act, each individual portfolio of the series company, for which FSC serves as distributor. "Funds" means the Funds described above, collectively.

(c) "NASD" means the National Association of Securities Dealers, or any successor self-regulatory organization under the 1934 Act.

(d) "Prospectus" means, with respect to any Shares the most recent Prospectus and Statement of Additional Information ("SAI") and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided, however, that this definition shall not be construed to require FSC, Dealer or any Fund to deliver any SAI other than at the express request of Dealer's customer.

(e) "SEC" means the Securities and Exchange Commission.

(f) "Shares" means (1) shares of beneficial interest in a Fund organized as a business trust; and (2) shares of capital stock in a Fund organized as a corporation. With respect to a Fund that has established separate classes of Shares in accordance with Rule 18f-3 under the 1940 Act, Shares refers to the relevant class, "Shareholder" means the beneficial owner of any Share.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth below by a duly authorized officer of each party

FEDERATED SECURITIES CORP.

Name:
Title:
Date:
Address

NATIONWIDE INVESTMENT SERVICES CORPORATION

Name:
Title:
Date:
Address